EXHIBIT A
                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION


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            CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

                            WIRELESS SYNERGIES, INC.

      We the President and Secretary of Wireless Synergies, Inc. (the "Company") do certify:

      That the stockholders, pursuant to Nevada General Corporation Law Section 78.320, did consent to and took the following actions in lieu of holding a meeting of stockholders of the corporation, to have the same effect as action taken at a duly called meeting of stockholders at which all shares were present and voting and adopted, the following resolutions to amend the Articles of Incorporation, as amended, as follows:

Article I of the Articles of Incorporation is hereby amended to read as follows:

      The name of the corporation is 2KSounds Corporation; and

Article IV of the Articles of Incorporation is hereby amended to read as follows:

      ARTICLE IV: The number of shares of the corporation shall have the authority to issue is six hundred million (600,000,000) shares. Of such shares, five hundred million (500,000,000) shares, with a par value of $0.001, shall be common shares. One hundred million (100,000,000) shares, with a par value of $0.001, shall be preferred shares. The voting powers, designations, preferences and relative participating optional and other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock in one or more series shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the corporation's Board of Directors in accordance with the provisions of the Nevada Revised Statutes, and the Board of Directors is expressly vested with authority to adopt one or more such resolutions.

      The said amendments have been adopted by written consent, signed by the holders of approximately 61% of the shares of each class and series of stock outstanding and entitled to vote thereon.

Dated this ___ day of ________ 2002.


By:  ____________________________
         Name: Michael Blakey
         Title: President


By:  ____________________________
         Name: Bruce Gladstone
         Title: Secretary